Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2026 EARNINGS

▪	Revenues of $112.3 million compared to $106.9 million in the prior year period
▪	Net income of $5.5 million for the first quarter of 2026, an 18% increase from prior year
▪	Total portfolio balance of $3.942 billion, highest in company history
▪	New contract purchases of $533.2 million in the first quarter, an 18% increase from the prior year first quarter

LAS VEGAS, NV, May 5, 2026 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $5.5 million, or $0.24 per diluted share for its first quarter ended March 31, 2026. This represents an 18% increase in net income compared to $4.7 million in the first quarter of 2025. Earnings per diluted share increased by 26% compared to $0.19 in the first quarter of 2025.

Revenues for the first quarter of 2026 were $112.3 million, an increase of $5.5 million, or 5.1%, compared to $106.9 million for the first quarter of 2025. Total operating expenses for the first quarter of 2026 were $104.3 million compared to $100.1 million for the 2025 period. Pretax income for the first quarter of 2026 was $8.0 million compared to pretax income of $6.8 million, an increase of $1.2 million or 18% from the first quarter of 2025.

During the first quarter of 2026, CPS purchased $533.2 million of new contracts. This stands as a 47% increase over the $363.0 million purchased during the fourth quarter of 2025, and an 18% increase over the $451.2 million purchased during the first quarter of 2025. The Company's receivables totaled $3.942 billion as of March 31, 2026, an increase from $3.779 billion as of December 31, 2025, and an increase from $3.615 billion as of March 31, 2025.

Delinquencies greater than 30 days (including repossession inventory) decreased to 11.58% of the total portfolio as of March 31, 2026, compared to 12.35% as of March 31, 2025. Annualized net charge-offs for the first quarter of 2026 were 8.57% of the average portfolio as compared to 7.54% for the first quarter of 2025.

“The first quarter marks a strong start to the year as we saw growth in origination volumes, revenue and net income over the prior quarters,” said Charles E. Bradley, Chief Executive Officer. “We continue to stay focused on margin expansion and credit performance, as our portfolio grows to new highs.”

Conference Call

CPS announced that it will hold a conference call on May 6, 2026 at 1:00 p.m. ET to discuss its first quarter 2026 operating results.

Those wishing to join the conference call can dial-in at (800) 715-9871 and enter passcode 8293043. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2026	2025
Revenues:
Interest income	$108,721	$101,933
Mark to finance receivables measured at fair value	–	3,500
Other income	3,613	1,441
	112,334	106,874
Expenses:
Employee costs	23,046	25,033
General and administrative	12,908	12,563
Interest	60,061	54,918
Other expenses	8,291	7,558
	104,306	100,072
Income before income taxes	8,028	6,802
Income tax expense	2,489	2,108
Net income	$5,539	$4,694

Earnings per share:
Basic	$0.25	$0.22
Diluted	$0.24	$0.19

Number of shares used in computing earnings per share:
Basic	21,777	21,444
Diluted	23,534	24,325

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets:
Cash and cash equivalents	$6,944	$6,322
Restricted cash and equivalents	178,469	165,885
Finance receivables measured at fair value	3,835,789	3,655,855
Other assets	31,597	30,131
	$4,052,799	$3,858,193

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$70,261	$65,244
Warehouse lines of credit	467,138	324,871
Residual interest financing	181,383	142,982
Securitization trust debt	2,992,157	2,986,574
Subordinated renewable notes	27,508	28,986
	3,738,447	3,548,657

Shareholders' equity	314,352	309,536
	$4,052,799	$3,858,193

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2026	2025

Contracts purchased	$533.22	$451.22
Contracts securitized	$352.66	$462.54

Total portfolio balance (1)	$3,942.22	$3,614.55
Average portfolio balance (1)	$3,853.75	$3,572.64

Delinquencies (1)
31+ Days	8.95%	9.75%
Repossession Inventory	2.63%	2.60%
Total Delinquencies and Repo. Inventory	11.58%	12.35%

Annualized Net Charge-offs as % of Average Portfolio (1)	8.57%	7.54%

Recovery rates (1), (2)	31.1%	27.7%

	For the
	Three months ended
	March 31,
	2026		2025
	$(3)	%(4)	$(3)	%(4)
Interest income	$108.72	11.3%	$101.93	11.4%
Interest expense	(60.06)	-6.2%	(54.92)	-6.1%
Net interest margin	48.66	5.1%	47.02	5.3%
Mark to finance receivables measured at fair value	–	0.0%	3.50	0.4%
Other income	3.61	0.4%	1.44	0.2%
Operating expenses (5)	(44.25)	-4.6%	(45.15)	-5.1%
Pre-tax income	$8.03	0.8%	$6.80	0.8%

(1)  Excludes third party portfolios.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

(5)  Total pre-tax expenses less interest expense.

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